Exhibit 3.2

LONGS DRUG STORES CORPORATION

ARTICLES OF AMENDMENT

Longs Drug Stores Corporation, a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

Articles Ninth and Tenth(7) of the corporation’s Articles of Restatement are hereby amended to read in their entirety as follows:

ARTICLE NINTH: (1) Beginning with the election of directors in 1985, the Board of Directors shall be divided into three classes, Class I, Class II and Class III. Each such class shall consist, as nearly as possible, of one-third of the total number of directors, and any remaining directors shall be included within such class or classes as the Board of Directors shall designate. At the annual meeting of stockholders in 1985, Class I directors shall be elected for a one-year term, Class II Directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1986, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Beginning with the annual meeting of stockholders in 2007, and at each succeeding annual meeting of stockholders thereafter, successors to the class of directors whose term expires at that annual meeting shall be elected for a one-year term, so that following the annual meeting of stockholders in 2009 the Board shall no longer be divided into classes. A director shall hold office, subject to any removal, death, resignation, or retirement until the annual meeting for the year in which his term expires and until his successor shall be elected and qualify.

(2) To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting rights to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above.

ARTICLE TENTH: (7) The Corporation reserves the right from time to time to make any amendments of its Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding stock by classification, reclassification or otherwise but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast by shares outstanding and entitled thereon. Notwithstanding any provision of the law requiring any amendment of the Charter to be authorized by the vote of any designated proportion of the Common Stock or of each class of other stock, or otherwise to be taken or authorized by vote of the stockholders, such action shall be effective and valid if taken or authorized by the affirmative vote of not less than a majority of the aggregate number of votes entitled to be cast by shares outstanding and entitled to vote thereon, except that the amendment of Articles NINTH Paragraph (2) and ELEVENTH hereof and Paragraphs (3), (5), (6), and (7) of this Article TENTH shall require the affirmative vote of the holders of not less than two-thirds of the aggregate number of votes entitled to be cast by shares outstanding and entitled to vote thereon and an amendment of Article TWELFTH or any Article or Paragraph of the Corporation’s Charter which expressly sets forth a requirement for amendment thereof shall require the affirmative vote required thereby, and except that this provision shall not apply where the law of Maryland does not permit the Charter to reduce or vary the vote required for a particular matter.

This amendment of the corporation’s Articles of Restatement has been approved by the directors and shareholders.

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We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

/s/ William J. Rainey	/s/ Warren F. Bryant
William J. Rainey, Secretary	Warren F. Bryant, President